UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2025 (March 19, 2025)
__________________________________________________________________________________________

OPTINOSE, INC.
(Exact Name of Registrant as Specified in its Charter)
____________________________________________________________________________________________

Delaware	001-38241	42-1771610
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

777 Township Line Road, Suite 300
Yardley, Pennsylvania 19067
(Address of principal executive offices and zip code)

(267) 364-3500
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)
____________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OPTN	Nasdaq Global Select Market

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On March 19, 2025, OptiNose, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Paratek Pharmaceuticals, Inc. (“Paratek”) and Orca Merger Sub, Inc., a wholly owned subsidiary of Paratek (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously adopted by the Board of Directors of the Company (the “Board”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Paratek (the “Merger”).

Pursuant to the Merger Agreement, upon the closing of the Merger (the “Closing”), each share of Company common stock issued and outstanding immediately prior to the Closing, other than shares owned by the Company (including held in the Company’s treasury), Paratek, Merger Sub or any other wholly owned subsidiary of Paratek or the Company (which will be cancelled) and shares with respect to which appraisal rights are properly exercised and perfected and not effectively withdrawn under Delaware law, will automatically be converted into the right to receive (i) $9.00 in cash, without interest (the “Cash Consideration”) and (ii) one contractual contingent value right pursuant to the terms of the CVR Agreement (as defined and described below, a “CVR”) (together with the Cash Consideration, the “Merger Consideration”).

At or prior to the Effective Time, Parent and a rights agent will enter into the Contingent Value Rights Agreement in the form attached as Annex I to the Merger Agreement (the “CVR Agreement”).

At the effective time of the Merger (the “Effective Time”), each Pharmakon warrant (as defined the Merger Agreement) outstanding immediately prior to the Effective Time will be cancelled for no consideration. At the Effective Time, each outstanding 2022 Warrant and Pre-Funded Warrant (each as defined the Merger Agreement) will become exercisable for the Merger Consideration, less the warrant’s exercise price, that the holder of such warrant would have received if such 2022 Warrant or Pre-Funded Warrant had been exercised in full into shares of Company common stock immediately prior to the Effective Time by paying the exercise price in respect thereof in cash immediately prior to the Effective Time; provided that, each holder of a 2022 Warrant may elect, in accordance with the terms of the 2022 Warrants, in lieu of the Merger Consideration for any 2022 Warrant, for the surviving corporation in the Merger to purchase such 2022 Warrant for the Black Scholes Value (as defined in such 2022 Warrant) of such 2022 Warrant.

In addition, at the Effective Time, each employee stock option to purchase shares of Company common stock (each, a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will vest (if unvested) and be cancelled, with the holder thereof becoming entitled to receive, with respect to each share of Company common stock underlying such Company Option, (i) an amount in cash, without interest, equal to the excess, if any, of (A) the Cash Consideration over (B) the exercise price per share of Company common stock of such Company Option and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, in each case subject to applicable withholding taxes. Notwithstanding the foregoing, if the exercise price per share of Company common stock of such Company Option is equal to or greater than the sum of the Cash Consideration and the maximum CVR Payment Amount (as defined in the Merger Agreement) payable pursuant to the CVR, such Company Option will be cancelled without any cash payment, CVR or other consideration being made in respect thereof, and if the exercise price per share of Company common stock of such Company Option is equal to or greater than the Cash Consideration, but less than the sum of the Cash Consideration and the maximum CVR Payment Amount, such Company Option will be cancelled and converted into the right to receive one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Company common stock underlying such option (where the amount payable pursuant to the CVR Agreement, if any, shall be reduced by the amount by which the exercise price per share of Company common stock of such Company Option exceeds the Cash Consideration).

At the Effective Time, each Company restricted stock unit that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting acceleration in connection with the Effective Time) (a “Vested Company RSU”) will be cancelled, with the holder thereof becoming entitled to receive, with respect to each share of Company common stock underlying such Vested Company RSU, (i) an amount in cash, without interest, equal to the Cash Consideration, and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, in each case subject to applicable withholding taxes.

At the Effective Time, each Company restricted stock unit that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall be canceled, with the holder thereof becoming contingently entitled to receive, with respect to each share of Company common stock underlying such Unvested Company RSU, (i) an amount in cash, without interest, equal to the Cash Consideration, and (ii) one CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, in each case subject to applicable withholding taxes. Such consideration will vest and become payable, if at all, at the same time as the Unvested Company RSU would have vested and been payable pursuant to its terms and will otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time.

Finally, each purchase right issued pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “Company ESPP”) shall be fully exercised on the earlier of the scheduled purchase date of the current offering period thereunder and the date that is seven business days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares of Company common stock returned to the participant), and no later than immediately prior to the Effective Time, the Company ESPP will be terminated.

The consummation of the Merger is subject to certain customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Company’s common stock (the “Company Stockholder Approval”), (ii) if applicable, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) that no temporary restraining order, preliminary or permanent injunction or final judgment issued by any Governmental Body (as defined in the Merger Agreement) is in effect that prohibits or makes illegal the consummation of the Merger and (iv) that no Governmental Body in any jurisdiction in which any of the parties or any of their subsidiaries has business activities has instituted any legal proceeding (which remain pending at what would otherwise be the Closing Date) before any court or other Governmental Body of competent jurisdiction seeking to temporarily or permanently prevent, prohibit or make illegal the consummation of the Merger. Moreover, each party’s obligations to consummate the Merger are subject to certain other conditions, including (a) the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions), (b) the other party’s compliance or performance in all material respects with its covenants and agreements under the Merger Agreement, (c) in the case of the Company only, that the CVR Agreement is in full force and effect, and (d) in the case of Paratek and Merger Sub only, the absence of any Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement. The consummation of the Merger is not subject to any financing condition. Subject to the satisfaction of the closing conditions, the parties anticipate that the Merger will be consummated in the second or third quarter of this year.

The Merger Agreement contains representations and warranties and covenants of the parties customary for a transaction of this nature. Until the earlier of the termination of the Merger Agreement and the Effective Time, the Company has agreed to operate its business in the ordinary course of business consistent with past practices in all material respects and has agreed to certain other operating covenants and to not take certain specified actions prior to the consummation of the Merger, as set forth more fully in the Merger Agreement. The Company has also agreed to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval. In addition, the Merger Agreement requires that, subject to certain exceptions, the Board recommend that the Company’s stockholders adopt the Merger Agreement.

In addition, the Company has agreed not to initiate, solicit or knowingly encourage takeover proposals from third parties. The Company has also agreed not to provide non-public information to, or, subject to certain exceptions, engage in discussions or negotiations with, third parties regarding takeover proposals. Prior to the receipt of the Company Stockholder Approval, these solicitation restrictions are subject to a customary “fiduciary-out” provision, which allows the Company, under certain circumstances, to provide non-public information to and participate in discussions or negotiations with third parties with respect to certain unsolicited bona fide acquisition proposals if the Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined in the Merger Agreement).

Prior to obtaining the Company Stockholder Approval, the Board may, among other things, change its recommendation that the stockholders approve the Merger Agreement in connection with a Superior Offer or an Intervening Event (as defined in the Merger Agreement), or terminate the Merger Agreement to enter into an agreement providing for a Superior Offer, if the Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the fiduciary duties of the Board under Delaware law, subject, in each case, to complying with notice and other specified conditions, including giving Paratek the opportunity to propose revisions to the terms of the Merger Agreement during a period following notice.

The Merger Agreement contains certain customary termination rights for the Company and Paratek, including, among others, the right of (i) the Company to terminate the Merger Agreement, prior to obtaining the Company

Stockholder Approval, in order to accept a Superior Offer (subject to the Company’s compliance with certain obligations under the Merger Agreement related to such Superior Offer and such termination) and (ii) Paratek to terminate the Merger Agreement if the Board fails to include its recommendation in the Company’s proxy statement when mailed, or the Board changes its recommendation with respect to the Merger Agreement. The Merger Agreement also provides that under specified circumstances, including in the event of termination as described in (i) or (ii) above, the Company will be required to pay Paratek a termination fee of $4,500,000.

Additionally, upon termination of the Merger Agreement by Paratek in accordance with its terms, under certain circumstances, including if the Company has satisfied the closing conditions required under the Merger Agreement and Paratek and Merger Sub fail to consummate the closing of the transactions contemplated by the Merger Agreement, Paratek will be required to pay the Company a termination fee of $4,500,000; provided that in the event of any willful breach of the Merger Agreement or Fraud (as defined in the Merger Agreement) by Parent or Merger Sub prior to such termination giving rise to the termination fee, Paratek will be required to pay the Company a termination fee of $7,750,000.

Paratek has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement.

Each of GPC WH Fund LP and Novo Holdings A/S has committed to capitalize Paratek at the Closing with equity financing, on the terms and subject to the conditions set forth in an equity commitment letter. In addition, each of GPC WH Fund LP and Novo Holdings A/S has guaranteed their respective portions of the payment of the termination fee payable by Paratek under certain circumstances, as well as certain reimbursement and indemnification obligations that may be owed by Paratek pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and limited guarantees provided by each of GPC WH Fund LP and Novo Holdings A/S to the Company.

Pursuant to a debt commitment letter dated March 19, 2025, the lenders party thereto committed to provide Paratek, at or prior to the Closing, with debt financing of approximately $275,000,000. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of Paratek’s and the Company’s representations and warranties and consummation of the Merger and the other transactions contemplated in the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and the terms of which are incorporated herein by reference.

The representations and warranties of the Company contained in the Merger Agreement have been made solely for the benefit of Paratek and Merger Sub. In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by certain documents filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company prior to the date of the Merger Agreement, (iii) have been qualified by confidential disclosures made to Paratek and Merger Sub in connection with the Merger Agreement, (iv) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (v) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (vi) have been included in the Merger Agreement for the purpose of allocating risk between the Company, on the one hand, and Paratek and Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or immediately prior to the Effective Time, Paratek and a CVR rights agent (the “Rights Agent”) will enter into the CVR Agreement, which will govern the terms of the CVRs. The CVRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Company, Paratek, Merger Sub, or any of their affiliates.

Each CVR represents the right to receive a cash payment of (i) $1.00 per CVR, payable upon achievement of Net Sales (as defined in the CVR Agreement) of the Company’s product XHANCE in the United States in any calendar year equal to or in excess of $150 million during the period beginning on the date of the Closing and ending on December 31, 2028 and (ii) $4.00 per CVR, payable upon achievement of Net Sales of the Company’s product XHANCE in the United States in any calendar year equal to or in excess of $225 million during the period beginning the date of the Closing and ending on December 31, 2029.

There can be no assurance that either of the milestones will be achieved during the relevant period, and that the resulting milestone payments will occur.

The foregoing description of the CVR Agreement is not complete and is qualified in its entirety by reference to the Form of CVR Agreement, which is attached as Annex I to the Merger Agreement in Exhibit 2.1, and is incorporated herein by reference.

MVM Voting Agreement

On March 19, 2025, concurrently with the execution of the Merger Agreement, MVM Partners LLC (“MVM”), which holds voting power over approximately 9.6% of the outstanding shares of Company common stock, entered into a voting agreement with Paratek (the “MVM Voting Agreement”). Pursuant to the terms of the MVM Voting Agreement, MVM has agreed to vote all of its shares of Company common stock (i) in favor of (A) the Merger and the adoption of the Merger Agreement, (B) any other matters necessary for the consummation of the Merger and (C) the adjournment or postponement of the meeting of the Company’s stockholders convened to obtain the Company Stockholder Approval in accordance with the terms of the Merger Agreement and (ii) against (A) any acquisition proposal from a third party during the term of the Merger Agreement or (B) any other action, agreement, transaction or proposal that would reasonably be expected, or is intended, to (1) change in any manner the capitalization of the Company, (2) result in a material breach of the Company’s representations, warranties, covenants, agreements or other obligations under the Merger Agreement, (3) result in any conditions to the consummation of the Merger not being fulfilled or (4) otherwise prevent, impede, interfere with, delay, frustrate, discourage, adversely affect or inhibit the timely consummation of the Merger.

The MVM Voting Agreement will terminate upon the earliest of (i) the receipt of the Company Stockholder Approval, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the entry, without MVM’s prior written consent, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to MVM pursuant to the Merger Agreement, and (iv) the mutual written consent of the parties.

The foregoing description of the MVM Voting Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the MVM Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

Voting Agreements

On March 19, 2025, concurrently with the execution of the Merger Agreement, Paratek entered into voting agreements (the “Director and Officer Voting Agreements”) with the directors and executive officers of the Company (in their capacities as stockholders of the Company), pursuant to which, among other things, each such director and executive officer agreed to vote all of his or her shares of Company common stock (i) in favor of (A) the Merger and the adoption of the Merger Agreement, (B) any other matters necessary for the consummation of the Merger and (C) the adjournment or postponement of the meeting of the Company’s stockholders convened to obtain the Company Stockholder Approval in accordance with the terms of the Merger Agreement and (ii) against (A) any acquisition proposal from a third party during the term of the Merger Agreement or (B) any other action, agreement, transaction or proposal that would reasonably be expected, or is intended, to (1) change in any manner the capitalization of the Company, (2) result in a material breach of the Company’s representations, warranties, covenants, agreements or other obligations under the Merger Agreement, (3) result in any conditions to the consummation of the Merger not being fulfilled or (4) otherwise prevent, impede, interfere with, delay, frustrate, discourage, adversely affect or inhibit the timely consummation of the Merger.

The Director and Officer Voting Agreements will terminate upon the earliest of (i) the receipt of the Company Stockholder Approval, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the entry, without the applicable stockholder’s prior written consent, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to such stockholder pursuant to the Merger Agreement, and (iv) the mutual written consent of the parties.

The foregoing description of the Director and Officer Voting Agreements and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the form of Director and Officer Voting Agreement, a copy of which is filed as Exhibit 99.2 hereto and the terms of which are incorporated herein by reference.

Forward-Looking Statements

This communication, and any documents to which the Company refers in this communication, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements include the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ materially from those expressed in or contemplated by the forward-looking statements, including the following: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) risks related to the satisfaction of the conditions to closing the Merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of the Company will approve the acquisition; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (iv) risks relating to the achievement of the milestones necessary for the payment of any contingent value rights; (v) disruption from the pending Merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies; (vi) risk related to the pending Merger diverting the Company management’s attention from the ongoing business operations of its business; (vii) negative effects of the announcement of the Merger or the consummation of the Merger on the market price of the Company’s common stock and on the Company’s operating results; (viii) significant transaction costs; (ix) unknown liabilities; (x) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the Merger; and (xi) other risks described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”).
The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on the Company’s website at www.optinose.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to OptiNose, Inc., Corporate Secretary, 777 Township Line Road, Suite 300, Yardley, PA 19067, telephone: (267) 364-3500.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement filed with the SEC on April 26, 2024. Additional information regarding the interests of the Company’s directors and executive officers in the proposed transaction will be included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov and the Company’s website at www.optinose.com.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of March 19, 2025, among OptiNose, Inc, Paratek Pharmaceuticals, Inc. and Orca Merger Sub, Inc.
99.1	Voting Agreement, dated as of March 19, 2025, by and between Paratek Pharmaceuticals, Inc. and MVM Partners LLC.
99.2	Form of Director and Officer Voting Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* OptiNose, Inc. has omitted certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OptiNose, Inc.
By: /s/ Terry Kohler
Terry Kohler
Chief Financial Officer
Date: March 20, 2025